As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-298037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-298037

UNDER

THE SECURITIES ACT OF 1933

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2769024
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(216) 447-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jim Peko

Chief Executive Officer

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(Name and address, including zip code, of agent for service)

(216) 447-9000

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin P. Schaye

Matthew B. Rogers

Daisy Wu

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by CBIZ, Inc., a Delaware corporation (the “Company”), relates to Registration Statement No. 333-298037 on Form S-3, which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 6, 2026 and became effective automatically upon filing pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Registration Statement”), registering up to 481,049 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in connection with the Company’s offer to rescind certain purchases of Common Stock under the CBIZ, Inc. 2007 Amended and Restated Employee Stock Purchase Plan, as amended.

On November 2, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2026, by and among the Company, Viking ParentCo, Inc., a Delaware corporation (“Parent”), and Viking MergerCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof, including any shares of Common Stock. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 2, 2026. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CBIZ, Inc.

By:	/s/ Jim Peko
Name: Jim Peko
Title: Chief Executive Officer